Exhibit 99.1

NanoVibronix Announces Pricing of $6,000,000 Public Offering

Listed on the NASDAQ Capital Market

ELMSFORD, NY – November 1, 2017 – NanoVibronix, Inc. (“NanoVibronix” or the “Company”) (NASDAQ: NAOV), a medical device company utilizing the Company’s proprietary and patented low intensity surface acoustic wave technology, today announced the pricing of an underwritten public offering of 1,224,488 shares of its common stock (or common stock equivalents) and warrants to purchase up to 918,366 shares of common stock. The offering was priced at $4.90 per share of common stock (or common stock equivalent), with each share of common stock (or common stock equivalent) sold with one five-year warrant to purchase 0.75 of one share of common stock, at an exercise price of $6.95 per whole share. The Company expects to receive net proceeds from the offering of approximately $5.1 million, after deducting the applicable underwriting discount and estimated offering expenses payable by the Company.

As a result of the offering, the Company’s common stock will become listed on the NASDAQ Capital Market and will trade under the ticker symbol “NAOV” beginning on November 2, 2017. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 183,673 shares of common stock and/or warrants to purchase up to 137,755 shares of our common stock. The offering is expected to close on November 6, 2017, subject to customary closing conditions.

Dawson James Securities, Inc., is serving as the sole bookrunner for the offering.

The Company intends to use the net proceeds from the offering to cover expenses related to listing its shares on The NASDAQ Capital Market, expand its sales leadership and field level sales resources, for research and development and to implement its Surface Acoustic Wave platform to other applications, to pursue complimentary acquisitions and for general working capital.

A registration statement on Form S-1 relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on November 1, 2017. The offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus relating to this offering may be obtained by contacting Dawson James Securities, Inc., Attention: Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432, mmaclaren@dawsonjames.com or toll free at 866.928.0928, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NanoVibronix, Inc.

NanoVibronix Inc. is a medical device company headquartered in Elmsford, NY with research and development in Nesher, Israel, that is focused on developing medical devices utilizing its proprietary and patented low intensity surface acoustic wave technology. The company’s technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications, including the disruption of biofilms and bacteria colonization, as well as providing pain relief. The devices can be administered at home, without the assistance of medical professionals. The company’s products include PainShield® UroShield™ NG-Shield™ and WoundShield™.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Crescendo Communications and Hayden IR

naov@crescendo-ir.com

212-671-1021

hart@haydenir.com

917-658-7878